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                                                                     Exhibit 4d

                             DCA FIXED ACCOUNT RIDER
                                 ("this Rider")

DCA FIXED ACCOUNT RIDER FOR VARIABLE ANNUITY

This Rider is part of the Contract to which it is attached and is effective upon issue. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control. The terms of this Rider apply to the Contract when Purchase Payments or transfers are allocated to the DCA Fixed Account. This Rider will terminate on the Annuity Commencement Date. This Rider amends the Contract as follows:

The following definitions in ARTICLE 1 will be amended to read as follows:

CONTRACT VALUE -- Prior to the Annuity Commencement Date, the sum of the values of the Variable Account and any Fixed Account attributable to this Contract on a given Valuation Date.

DOLLAR COST AVERAGING (DCA) -- An option that allows the automatic transfer of a portion of the Contract Value in periodic installments from a designated DCA holding account to one or more of the Variable Subaccounts and any Fixed Account available under the Contract. The periodic installments will be over any DCA period made available by LNL and selected by the Owner. A designated DCA holding account may be the DCA Fixed Account and/or a designated Variable Subaccount.

The following definition will be added to ARTICLE 1

DCA FIXED ACCOUNT -- A portion of this Contract established by LNL to accept Purchase Payments or transfers of Contract Value that may only be used for the Dollar Cost Averaging program. Funds in the DCA Fixed Account are invested in the General Account of LNL.

The following DCA FIXED ACCOUNT provisions are added to the Contract:

DCA FIXED ACCOUNT

ALLOCATION OF PURCHASE PAYMENTS INTO THE DCA FIXED ACCOUNT

Any Purchase Payment paid into this Contract may be allocated to the DCA Fixed Account of the Contract. The Owner may allocate Purchase Payments to the DCA Fixed Account subject to the following limitations:

     a. The minimum amount that may be allocated to the DCA Fixed Account is shown on the Contract Specifications.

     b. If the Owner elects to allocate any Purchase Payment to the DCA Fixed Account and the DCA Fixed Account was not previously selected, the Owner must first provide LNL with Notice of allocation.

CREDITING OF INTEREST ON DCA FIXED ACCOUNT

Prior to the earlier of:
     a.   the Annuity Commencement Date;
     b.   termination of this Contract upon payment of any Death Benefit; or
     c.   surrender of this Contract;

LNL guarantees that at the end of each Valuation Period an effective annual interest rate, adjusted for the number of days in the Valuation Period, will be credited to the portion of Contract Value, if any, in the DCA Fixed Account at that time. LNL guarantees that it will credit an effective annual Minimum Guaranteed Interest Rate during all years as shown on the Contract Specifications. LNL may credit interest at effective annual rates in excess of the Minimum Guaranteed Interest Rate at any time.

Section 3.01 CONTRACT VALUE will be amended to read as follows:

3.01 CONTRACT VALUE

The Contract Value, at any time prior to the Annuity Commencement Date, is equal to the sum of the values of the Variable Subaccounts and any Fixed Account attributable to this Contract on a given Valuation Date.

The first paragraph of Section 5.01 TRANSFERS BEFORE THE ANNUITY COMMENCEMENT DATE will be amended to read as follows:

Prior to the earlier of the Annuity Commencement Date, termination of this Contract upon payment of any Death Benefit or surrender of this Contract, the Owner may provide Notice to direct a transfer of a portion of the Contract Value between any Variable Subaccount and/or any Fixed Account subject to any restrictions described in the Contract.

The following paragraph will be added as the last paragraph of Section 5.01 TRANSFERS BEFORE THE ANNUITY COMMENCEMENT DATE.

If the DCA program is discontinued by the Owner prior to the end of the selected DCA period, any remaining portion of the Contract Value held in a designated DCA holding account within the DCA Fixed Account will be transferred automatically to the Variable Subaccount(s) and any Fixed Account the Owner selected under the DCA program.

The third paragraph of Section 5.02 WITHDRAWALS will be amended to read as follows:

A withdrawal will be effective on the Valuation Date that LNL receives Notice to withdraw. The Notice must specify from which Variable Subaccount and/or any Fixed Account the withdrawal will be made. If no allocation is specified, LNL will withdraw the amount requested on a pro-rata basis from each Variable Subaccount and/or any Fixed Account.

Section 9.02 SUSPENSION OR DEFERRAL OF PAYMENTS OR TRANSFERS FROM ANY FIXED ACCOUNT will be added to ARTICLE 9.

9.02 SUSPENSION OR DEFERRAL OF PAYMENTS OR TRANSFERS FROM ANY FIXED ACCOUNT

LNL reserves the right to defer payment for a withdrawal, surrender or transfer from any Fixed Account for the period permitted by law but for not more than six
(6) months after Notice is received by LNL.

                   The Lincoln National Life Insurance Company

                                [Graphic Omitted]
                                 /s/ Dede DeRosa
                          SVP & Chief Operating Officer